                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Newport News Shipbuilding, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                             [Logo appears here]
                         ANNUAL MEETING OF STOCKHOLDERS

                                      2000

[LOGO OF NEWPORT NEWS SHIPBUILDING]

                            4101 Washington Avenue
                       Newport News, Virginia 23607-2770

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                                                                 April 12, 2000
To the Stockholders of Newport News Shipbuilding Inc.:

  We are pleased to invite you to attend the Annual Meeting of Stockholders of Newport News Shipbuilding. The meeting will be held at the Richmond Marriott Hotel, 500 East Broad Street, Richmond, Virginia, 23219, on Thursday, May 18, 2000, beginning at 10:00 A.M., local time, for the following purposes:

  (1) To elect three Class I directors to serve until the Annual Meeting of Stockholders in the year 2003;

  (2) To increase by 200,000 the number of shares authorized for issuance under the Newport News Shipbuilding Employee Stock Purchase and Accumulation Plan;

  (3) To increase by 125,000 the number of shares authorized for issuance under the 1997 Stock Plan for Directors of Newport News Shipbuilding Inc.;

  (4) To ratify the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent accountants for 2000; and

  (5) To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 31, 2000 are entitled to notice of, to vote at, and to participate in the meeting.

  Please note that you will be able to vote your shares by telephone or via the Internet. We believe you will find these "vote-by-phone" and "vote-by-Internet" options to be convenient and easy to use. The toll-free telephone number and Internet address, as well as instructions on how to use these convenient voting options, are included on the enclosed proxy card. Of course, if you prefer to vote your shares by written proxy, rather than by telephone or Internet, you may do so by marking, dating and signing the enclosed proxy card, and returning it in the enclosed envelope.

  Participants in the Newport News Shipbuilding 401(k) Investment Plan may not use the vote-by-telephone or vote-by-Internet options to direct the voting of shares attributable to their accounts and must execute and return the enclosed proxy card.

  Because your vote is important, you are requested to grant your proxy by telephone or Internet, or mark, date, sign and return the enclosed proxy card in the enclosed envelope, whether or not you expect to attend the meeting in person. Granting your proxy by telephone or Internet, or signing and returning the enclosed proxy card, will not affect your right to attend, or vote your shares in person at, the meeting, should you choose to do so.

  In order to facilitate check-in at the meeting, an admission ticket will be required from each stockholder who wishes to attend. An admission ticket is included with these proxy materials.

                                      By order of the Board of Directors:

                                      /s/ Stephen B. Clarkson

                                      Stephen B. Clarkson
                                      Vice President, General Counsel and
                                       Secretary

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS

                      [LOGO OF NEWPORT NEWS SHIPBUILDING]

                            4101 Washington Avenue
                       Newport News, Virginia 23607-2770

                              GENERAL INFORMATION

  The enclosed proxy is solicited by and on behalf of Newport News Shipbuilding Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at the Richmond Marriott Hotel, 500 East Broad Street, Richmond, Virginia, 23219, on Thursday, May 18, 2000, beginning at 10:00 A.M., local time, and at any adjournments of such meeting. A copy of the Company's Annual Report, including financial statements for the year ended December 31, 1999, is enclosed with this proxy statement.

  The expense of this solicitation will be paid by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, mail or personal visits. The firm of Georgeson & Company has been retained to assist in the solicitation of proxies for a fee estimated at $25,000, plus out-of-pocket expenses. Brokerage houses, nominees and fiduciaries have been requested to forward proxy soliciting material to the beneficial owners of the stock held of record by them, and the Company will reimburse them for their charges and expenses.

  Only holders of record of the outstanding common stock, par value $.01 per share (the "Company Common Stock"), of the Company at the close of business on the record date for the meeting, March 31, 2000, are entitled to notice of, to vote at, and to participate in the meeting. On the record date, 31,226,889 shares of Company Common Stock were outstanding and entitled to vote at the Annual Meeting. Holders of Company Common Stock will vote as a single class at the Annual Meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the meeting and any adjournments.

  A majority of shares entitled to vote that are present at the meeting in person or are represented at the meeting by proxy, will constitute a quorum for the conduct of business at the Annual Meeting. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are present or represented at the meeting, are included in the number of shares considered present or represented at the meeting for purposes of determining whether a quorum is present. Directors are elected by the affirmative vote of a majority of the quorum. Abstentions and Broker Shares that are not voted have the same effect as negative votes for purposes of electing directors.

  Approval of the increase to the number of shares authorized for issuance under the Newport News Shipbuilding Employee Stock Purchase and Accumulation Plan (the "Stock Purchase Plan") requires the affirmative vote of a majority of the quorum. Abstentions and Broker Shares that are not voted have the same effect as negative votes for purposes of approving this proposal.

  Approval of the increase to the number of shares authorized for issuance under the 1997 Stock Plan for Directors of Newport News Shipbuilding Inc. (the "Director Stock Plan") requires the affirmative vote of a majority of the quorum. Abstentions and Broker Shares that are not voted have the same effect as negative votes for purposes of approving this proposal.

  This proxy statement and the enclosed form of proxy were first mailed to stockholders on April 12, 2000.

                             ELECTION OF DIRECTORS

                                 (PROPOSAL 1)

  The Company's Board of Directors is divided into three classes. At the Annual Meeting, three directors are expected to be re-elected to Class I to hold office for a term of three years and until their respective successors are duly elected and qualified. All nominees are current members of the Company's Board of Directors.

                        Information Concerning Nominees

       Class I (to serve until the 2003 Annual Meeting of Stockholders)

  WILLIAM P. FRICKS has served as Chairman and Chief Executive Officer of the Company since January 1997. Prior to that he was Chief Executive Officer from November 1995 and President and Chief Operating Officer from September 1994. Mr. Fricks first joined Newport News in 1966. He was appointed Senior Vice President in 1988 and Executive Vice President in 1992. Mr. Fricks is a member of the Propeller Club of the United States and serves on the Board of the Naval Submarine League. He is a Life Member of the Navy League of the United States and of the Surface Navy Association, a member of the Council of the American Bureau of Shipping, and is past Chairman of the Board of Directors of the American Shipbuilding Association. Mr. Fricks is on the Board of Directors of the Hampton Roads Partnership, the WHRO Foundation and serves on the Board of Trustees of The Mariners' Museum. He is a member of the Virginia Business Council and the Virginia Business Higher Education Council. On July 1, 1996, Mr. Fricks was appointed to the Board of Visitors of The College of William and Mary. Mr. Fricks is 55 years old and has been a director of the Company since October 1996.

  DR. WILLIAM R. HARVEY has been President of Hampton University, in Hampton, Virginia, since July 1978. He is also the owner of the Pepsi-Cola Bottling Company of Houghton, Michigan. Dr. Harvey currently serves as a director of the First Union National Bank--Mid-Atlantic Region and Trigon Blue Cross Blue Shield of Virginia. Previously he served on the President's National Advisory Council on Elementary and Secondary Education, the Defense Advisory Committee on Women in the Service, the Fund for the Improvement of Postsecondary Education, the Commission on Presidential Scholars, the President's Advisory Board on Historically Black Colleges and the U.S. Department of Commerce Minority Economic Development Advisory Board. Dr. Harvey previously held the positions of Administrative Vice President of Tuskegee University, Administrative Assistant to the President of Fisk University and as Assistant for Governmental Affairs to the Dean at Harvard University's Graduate School of Education. Dr. Harvey is 59 years old and has served as a director of the Company since January 1997.

  STEPHEN R. WILSON has served as Executive Vice President and Chief Financial Officer of Bridge Information Systems in New York, New York since January 2000. From February 1998 until October 1999 he served as the Group Finance Director of Reckitt & Colman plc. Before that, he served as the Executive Vice President and Chief Financial Officer of Readers' Digest Association, Inc. from April 1995 to September 1997. From March 1993 to April 1995 he served as the Executive Vice President and Chief Financial Officer of RJR Nabisco, Inc. From October 1990 until March 1993 Mr. Wilson served as Senior Vice President, Corporate Development of RJR Nabisco. Mr. Wilson is 53 years old and has been a director of the Company since January 1997.

  Unless authority to do so is withheld, shares represented by properly executed proxies in the enclosed form will be voted for the election of the three persons named above. If any nominee should become unable or unavailable to serve, the Board of Directors may designate a substitute nominee, for whom the proxies will be voted. Alternatively, the Board may reduce the size of the Class to the remaining nominees or nominee, for whom the proxies will be voted.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE RE-ELECTION OF MESSRS. FRICKS, WILSON AND DR. HARVEY TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN THE YEAR 2003.

                        DIRECTORS CONTINUING IN OFFICE

  There are four directors whose present term of office will continue until 2001 or 2002, as indicated below, and until their respective successors are duly elected and qualified.

       Class II (to serve until the 2001 Annual Meeting of Stockholders)

  LEON A. EDNEY, ADMIRAL (RET.) served in the United States Navy for 39 years, last serving as Supreme Allied Commander Atlantic (NATO) and Commander-in-Chief, U.S. Atlantic Command from May 1990 to August 1992. From August 1988 to May 1990 he served as the Vice Chief of Naval Operations. Admiral Edney retired from the Navy in August 1992. From September 1992 to April 1994 Admiral Edney served as a defense consultant to the U.S. Navy and from May 1994 to July 1995 he served as Vice President of Loral Company. He currently serves as a director of Armed Forces Benefit Services Inc., the Retired Officers Association, the Armed Services YMCA, San Diego, and as Chairman of the Board of the Naval Aviation Museum Foundation, as Capstone Senior Fellow, as Senior Fellow at the Center for Naval Analysis, and as a trustee of the Naval Academy Foundation. He was previously the Distinguished Leadership Chair-United States Naval Academy. Admiral Edney is 65 years old and has been a director of the Company since January 1997.

  DR. JOSEPH J. SISCO has been a partner of Sisco Associates, a management consulting firm, since January 1980. Previously he served as President and Chancellor of The American University and was employed by the United States Department of State for 25 years, last serving as Under Secretary of State for Political Affairs. He is also a director of Braun AG. Dr. Sisco served as a director of Tenneco Inc. from 1977 until his retirement from the Tenneco Board in May 1996. He was also a director of The Interpublic Group of Companies, Inc. and Raytheon Company until 1997. Previously he was a director of The Gillette Company and Geico Corporation. Dr. Sisco is 80 years old and has been a director of the Company since October 1996.

      Class III (to serve until the 2002 Annual Meeting of Stockholders)

  HON. GERALD L. BALILES has been a partner with the law firm of Hunton & Williams since February 1990. From 1986 until January 1990 he served as Governor of the Commonwealth of Virginia. While Governor, he served as Chairman of the National Governors' Association from 1988 to 1989. He currently serves as Chairman of the Richmond Regional Transportation Advocacy Board, a member of the Council on Foreign Relations, a director of Norfolk Southern Corporation, on the United States Council for International Business and on The Greater Richmond World Affairs Council. He has served as Chairman of the Public Broadcasting Service (PBS) and as a member of The Atlantic Council of the United States and the Washington Airports Task Force. Governor Baliles is 59 years old and has been a director of the Company since January 1997.

  HON. CHARLES A. BOWSHER served as the Comptroller General of the United States from 1981 to 1996. Prior to his appointment as Comptroller General, Mr. Bowsher served as Assistant Secretary of the Navy for Financial Management and was a partner in the accounting and auditing firm of Arthur Andersen LLP. Currently he serves on the boards of National Steel Corporation, American Express Bank, DeVry Inc., the Hitachi Foundation, the Concord Coalition and the Committee for a Responsible Federal Budget. Mr. Bowsher is 68 years old and has been a director of the Company since August 1999.

                     COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has four standing committees, which have the following responsibilities and authority:

  Audit Committee. The Audit Committee has the responsibility, among other things, to (i) recommend the selection of the Company's independent public accountants, (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) review with management and such independent public accountants the adequacy of the Company's basic accounting systems and the effectiveness of the Company's internal audit plan and activities, (iv) review with management and the independent public accountants the Company's certified financial statements and exercise general oversight of the Company's financial reporting process, (v) review with management litigation and other legal matters that may affect the Company's financial condition and (vi) monitor compliance with the Company's business ethics and other policies. The Members of the Audit Committee are Messrs. Wilson, Edney, Bowsher and Sisco. Mr. Wilson is the Chairman of the Audit Committee.

  Compensation and Benefits Committee. The Compensation and Benefits Committee has the responsibility, among other things, to (i) establish the salary rates of officers and certain other employees of the Company, (ii) examine periodically the compensation structure of the Company and (iii) supervise the welfare, pension and compensation plans of the Company. The Members of the Compensation and Benefits Committee are Messrs. Sisco, Bowsher, Harvey and Wilson. Dr. Sisco is the Chairman of the Compensation and Benefits Committee.

  Nominating and Management Development Committee. The Nominating and Management Development Committee has the responsibility, among other things, to (i) review possible candidates for election to the Board of Directors and recommend a slate of nominees for election as directors at the Company's Annual Meeting of Stockholders, (ii) review the function and composition of the other committees of the Board of Directors and recommend membership on such committees and (iii) review the qualifications and recommend candidates for election as officers of the Company. The Members of the Nominating and Management Development Committee are Messrs. Baliles, Harvey, Edney and Sisco. Governor Baliles is the Chairman of the Nominating and Management Development Committee.

  Stockholders entitled to vote for the election of directors may nominate candidates for consideration by the Nominating and Management Development Committee in accordance with the procedures set forth below under the heading "Stockholder Proposals and Director Nominations for the 2001 Annual Meeting of Stockholders."

  Executive Committee. Other than certain matters assigned to the Compensation and Benefits Committee, the Executive Committee has, during the intervals between meetings of the Board of Directors, the authority to exercise all the powers of the Board that may be delegated legally to it by the Board in the management and direction of the business and affairs of the Company. The Members of the Executive Committee are Messrs. Fricks, Baliles and Wilson. Mr. Fricks is the Chairman of the Executive Committee.

  During 1999, there were twelve meetings of the Board of Directors, five meetings of the Audit Committee, five meetings of the Compensation and Benefits Committee, seven meetings of the Nominating and Management Development Committee and no meetings of the Executive Committee. During 1999, or the portion of 1999 during which each director served, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board on which he served.

                           COMPENSATION OF DIRECTORS

  All directors who are not also employees of the Company are paid a director's fee of $28,000 per annum, $12,500 in cash and the remainder in restricted shares of Company Common Stock, and an attendance fee of $1,250, plus expenses, for each meeting of the Board of Directors and an attendance fee of $1,000, plus expenses, for each committee meeting attended. Each director who serves as chairman of a committee of the Board is paid an additional fee of $3,000 per annum per chairmanship.

  Directors who are not also employees of the Company each receive an initial grant of 2,000 stock options upon joining the Board of Directors and an additional 2,000 stock options annually. Directors who are not also employees of the Company each receive a one-time grant of 1,000 shares of restricted stock upon joining the Board.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Set forth below is the ownership, as of March 1, 2000 (except as otherwise stated), of the number of shares and percentage of Company Common Stock beneficially owned by (i) each director of the Company, (ii) each of the executive officers of the Company whose names are set forth on the Summary Compensation Table, (iii) all executive officers and directors of the Company as a group and (iv) all persons beneficially owning more than 5% of the outstanding Company Common Stock.

                                              Shares of the      Aggregate
                                           Company Common Stock  Percentage
                                                 Owned(a)         Owned(b)
-------------------------------------------------------------------------------
William P. Fricks........................         502,732(c)(d)     1.61%
Hon. Gerald L. Baliles...................           6,548(c)           *
Hon. Charles A. Bowsher..................             372              *
Leon A. Edney, Admiral (Ret.)............           6,448(c)           *
Dr. William R. Harvey....................           6,448(c)           *
Dr. Joseph J. Sisco......................           7,563(c)           *
Stephen R. Wilson........................           6,448(c)           *
Thomas C. Schievelbein...................         232,615(c)(d)        *
C. Michael Petters.......................          59,033(c)(d)        *
Stephen B. Clarkson......................         116,130(c)(d)        *
Alfred Little, Jr. ......................          72,374(c)(d)        *
All directors and executive officers as a
 group (14 persons)......................       1,184,130(c)(d)     3.79%

First Manhattan Co.
 437 Madison Avenue
 New York, New York 10022................       2,600,575(e)        8.33%

Cascade Investment LLC & William H. Gates
 III
 2365 Carillion Point
 Kirkland, WA 98033 & One Microsoft Way
 Redmond, WA 98052.......................       2,562,900(f)        8.21%

Boston Partners Asset Management, L. P.,
 Boston Partners, Inc. & Desmond John
 Heathwood
 28 State Street, 20th Floor
 Boston, MA 02109........................       2,494,750(g)        7.99%

Mellon Financial Corporation
 One Mellon Center
 Pittsburgh, PA 15258....................       1,936,587(h)        6.20%

--------
  (a) Except as described in the notes below, each director, executive officer and 5% holder has sole voting and dispositive power over the shares beneficially owned, as set forth in this column.

  (b) Except as indicated, each person or group beneficially owns less than 1% of the outstanding Company Common Stock. Percentages are based on 31,226,889 shares of Company Common Stock outstanding and entitled to vote at the Annual Meeting as of March 31, 2000.

  (c) Includes options held by Messrs. Fricks, Baliles, Edney, Harvey, Sisco, Wilson, Schievelbein, Petters, Clarkson and Little, which may be exercised on or before June 11, 2000, to acquire 338,209, 3,332, 3,332, 3,332, 3,332,
3,332, 159,456, 38,699, 76,170 and 42,056 shares of Company Common Stock, respectively. All directors and executive officers as a group have options, which may be exercised on or before June 11, 2000, for 761,216 shares of Company Common Stock.

                            EXECUTIVE COMPENSATION

      Newport News Shipbuilding Inc. Compensation and Benefits Committee
                       Report on Executive Compensation

  The Compensation and Benefits Committee (the "Compensation Committee") of the Board of Directors, which consists entirely of non-employee directors, provides the following report on executive compensation. Under the Compensation Committee's supervision, the Company has developed and implemented the executive compensation philosophy, policies, plans and programs described below.

Compensation Philosophy

  The Company has established a basic philosophy for executive compensation to reward executives primarily based upon their ability to improve the financial performance of the Company and increase shareholder value. The Compensation Committee believes this pay-for-performance philosophy will appropriately link the interests of executives with those of stockholders.

  Accordingly, the Company's executive compensation program has been structured to:

  . Align the total compensation paid to the Company's executives with the Company's business goals, including (but not limited to) operating income, cash flow, earnings per share, stock price growth, business development, quality of earnings, equal employment opportunity, leadership development and health, safety and environmental.

--------
Footnotes continued from page 5

  (d) Includes shares held under the Company's 401(k) plan. Shares in the Company's 401(k) plan held by Messrs. Fricks, Schievelbein, Petters, Clarkson and Little were 16,798, 2,161, 1,371, 3,590, and 1,347, respectively. All directors and executive officers as a group held 35,737 shares in the 401(k) plan.

  (e) The number of shares owned is as reported in Schedule 13G/A filed by First Manhattan Co. with the Securities and Exchange Commission on February 9, 2000. First Manhattan Co. reported sole voting and dispositive power for 50,000, shared voting power for 2,482,450 and shared dispositive power for 2,550,575 of the shares beneficially owned.

  (f) The number of shares owned is as reported in Schedule 13G filed by Cascade Investment LLC and William H. Gates III with the Securities and Exchange Commission on February 18, 2000. All shares may be deemed beneficially owned by William H. Gates III as the sole member of Cascade Investment LLC. Cascade Investment LLC & William H. Gates III reported shared voting and dispositive power for all shares beneficially owned.

  (g) The number of shares owned is as reported in Schedule 13G filed by Boston Partners Asset Management, L.P., Boston Partners, Inc., and Desmond John Heathwood with the Securities and Exchange Commission on February 14, 2000. Boston Partners Asset Management, L.P., Boston Partners, Inc. and Desmond John Heathwood reported shared voting and dispositive power for all shares beneficially owned.

  (h) The number of shares owned is as reported in Schedule 13G filed by Mellon Financial Corporation with the Securities and Exchange Commission on January 27, 2000. Mellon Financial Corporation reported sole voting power for 1,330,334, shared voting power for 379,513, sole dispositive power for 1,499,150 and shared dispositive power for 415,437 of the shares beneficially owned.

  . Reinforce a pay-for-performance culture through significant short- and long-term incentives. Performance-based pay constitutes the significant majority of compensation opportunities available to all of the Company's senior executives. For performance above target, executives have significantly higher award opportunities. For performance below target, award opportunities are significantly reduced and below certain levels, no award may be earned. Greater emphasis is placed on incentives which reward executives for sustained long-term performance.

  . Strengthen the linkage between stockholders' and executives' interests through stock-based incentives and stock ownership requirements. A significant portion of each executive's on-going compensation will be derived from stock-based compensation, including stock options and performance shares, which require stock price growth and/or achievement of earnings per share growth before any value is received by executives. These stock-based incentives also contain vesting requirements, which aid in the retention of key executive talent. Additionally, each executive is required to achieve and maintain certain stock ownership levels, which vary with executive level.

  . Attract and retain high quality executive talent by providing competitive total compensation. The on-going compensation program provides total compensation levels at market medians (50th percentile) when the Company achieves targeted performance objectives. However, Company performance above established performance objectives can result in a total compensation package that is above market medians. Conversely, Company performance below established performance objectives can result in a total compensation package significantly below market medians.

  Under this structure, the Company's executive compensation program has been designed to provide total compensation at competitive levels from three primary sources--base salary, annual cash incentive awards and long-term, stock-based incentive awards, such as stock options and performance shares. The following is a description of each of the components of the program.

Base Salary

  The Compensation Committee reviews annually base salaries for senior executives. The Company's annual salary plan is based on a review of (i) the executive's sustained level of performance, (ii) demonstrated leadership competencies, (iii) judgments as to the executive's past and expected future contributions to the Company and (iv) market survey data for comparable positions. Salary recommendations for senior executives are developed under the direction of the Chief Executive Officer and approved by the Compensation Committee. However, the base salary of the Chief Executive Officer is set by the Compensation Committee alone.

  The information on competitive market salaries is provided to the Compensation Committee with the assistance of an independent executive compensation consultant. Survey data is derived from a sample of similarly sized organizations within the same or highly related industries (the "Comparator Group"). The Comparator Group consists of organizations within the shipbuilding, defense and heavy manufacturing industries. The companies comprising the Comparator Group are not necessarily the same companies in the peer group indices in the performance graph included in this proxy statement. Such indices are intended to provide a relative comparison of the Company's total return to stockholders and are not necessarily indicative of the Company's market for executive talent.

  In keeping with the Company's performance-based compensation philosophy, including more emphasis on variable than fixed pay, salaries for the Company's senior executives, including the named executives, are at or below market medians (50th percentile) for similar positions at companies of similar size in the Comparator Group.

Annual Incentives

  Annual incentive plan opportunities (targets) are also established using market survey data. The Company's Annual Incentive Plan provides that Company executives will receive cash payments from the plan if the Company meets specified performance goals. These goals will typically consist of (but not be limited to) one or more of the following financial measures: operating income, operating cash flow, earnings per share, return on equity, return on investment and net income. Larger payouts may be earned if plan goals are exceeded. Conversely, smaller payouts (or no payout) may be earned if plan goals are not met.

  In addition, the level of awards indicated by achievement of financial goals can be adjusted, upward or downward, based on the Company's performance related to other important business objectives including health and safety, equal employment opportunity, environmental, leadership development, business development and quality of earnings.

  The Compensation Committee is responsible for establishing performance measures and performance targets at the beginning of each year, for evaluating performance against these targets, and for determining awards earned under the plan, as well as specific award levels for senior executives. Individual incentive awards are based on Company performance against targets, both financial and non-financial, and evaluations of individual performance.

  For 1999, the principal financial measures were operating income (weighted 60%) and operating cash flow (weighted 40%). Actual performance substantially exceeded budgeted performance for 1999 resulting in awards to executives, including all named executives, averaging 39% above targeted levels. In determining final awards, the Committee took into consideration the efforts on the part of several executives that resulted in additional extraordinary income in 1999. This income was associated with the Company's efforts regarding insurance claims and merger and acquisition activity.

Long-term Incentives

  The Company's long-term, stock-based incentive plan is designed to align a significant portion of the executive's total compensation with stockholder interests. The Newport News Shipbuilding Inc. Stock Ownership Plan and the Newport News Shipbuilding Inc. 1998 Stock Incentive Plan provide the flexibility to grant long-term incentives in a variety of forms, including stock options, performance shares, restricted stock, stock appreciation rights and other stock-based incentive vehicles. Periodically the Compensation Committee establishes the types and levels of long-term incentives it believes are most likely to support the achievement of the Company's performance and total compensation objectives. At increasing levels of executive responsibility, it is the Compensation Committee's intent that executives derive a larger percentage of total compensation from long-term, stock-based incentive vehicles.

  Long-term incentives granted in 1999 were a combination of stock options and performance shares. Incentive opportunities were graduated by executive level. The number of options and performance shares granted in 1999 to each executive was based on a review of the grant levels and practices for a Comparator Group of publicly traded organizations of comparable size operating in similar industries. Based on the Company's pay philosophy, the opportunities for the Company's executive officers are targeted somewhat above the median of the market.

  Earnings per share ("EPS") is the performance measure for determining the actual number of performance shares earned under the annual plan. Payout levels are based upon performance against EPS goals over a three-year period. Larger payouts are earned if EPS goals are exceeded. Conversely, smaller payouts (or no payout) may be earned if EPS goals are not met.

  Performance shares granted in 1997 were to be earned based on the Company's EPS for the years 1997--1999. Based on the Company's actual EPS performance for this period, awards were earned at levels slightly above target.

  In consideration of its need to retain and provide incentive to key executives and to strengthen the link between executive and stockholder interests, in 1999 the Company also modified a previous performance share grant to certain key executives, including the CEO, by granting additional performance shares. The modified grant has a minimum vesting period of four years. Beyond that minimum, vesting is linked to stock price performance, and no vesting occurs unless specific stock price targets are achieved.

Executive Stock Ownership

  The Compensation Committee believes that stockholder interests are enhanced through executive stock ownership. Accordingly, the Compensation Committee has established stock ownership requirements for its key executives. The share requirements are defined as a multiple of each executive's base salary. The multiple varies with level of executive responsibility from four times base salary at the highest executive level ("CEO") to one times base salary at the lowest executive level. As of December 31, 1999, all of the named executive officers included in the Summary Compensation Table have exceeded established requirements.

CEO Compensation

  The Compensation Committee established the compensation level for Mr. Fricks using data for CEOs in the Comparator Group as a benchmark. Mr. Fricks' cash compensation target opportunity (salary plus annual incentive) is below the market median while long-term, stock-based compensation target opportunities are above the market median. This approach corresponds to the Company's stated philosophy of substantially emphasizing performance-based pay over fixed pay. Total compensation opportunities approximate the market median. Annually, Mr. Fricks is eligible to receive compensation under the Annual Incentive Plan and stock-based incentive grants consistent with the provisions of the Stock Ownership Plan based on performance against pre-established targets.

  For 1999, the Committee increased Mr. Fricks' salary to $560,000, which was a 3.7% increase from his $540,000 salary in 1998. Effective January 1, 2000, Mr. Fricks' base salary was increased by the Committee from $560,000 to $610,000 (8.9%). The Compensation Committee considered this salary adjustment appropriate in view of Mr. Fricks' sustained level of performance and effectiveness in providing strategic leadership to the Company. Mr. Fricks' base salary remains below the average for his peers in the Comparator Group and his total compensation approximates the market median.

  In recognition of the exceptional Company performance achieved in 1999 under Mr. Fricks' leadership, the Compensation Committee granted Mr. Fricks an annual incentive award of $850,000. Also, annual stock awards (options and performance shares) were made to Mr. Fricks on the same basis as those made to other executives as described above. Mr. Fricks and the other eligible executives also received a payout for performance shares based upon the three-year performance cycle that ended December 31, 1999. As noted elsewhere in this report, the payout based on EPS performance was slightly above target.

$1 Million Tax Limitation

  The Internal Revenue Code of 1986, as amended, provides that a publicly-owned corporation may not deduct compensation in excess of $1 million per year paid to a corporation's Chief Executive Officer or other named executives, subject to certain exceptions. One exception is for performance-based compensation that satisfies certain conditions of section 162 (m) of the Code.

  The Company, desiring both to compensate its executives competitively and to protect its tax deduction for compensation, has elected to use certain stock-based incentives (i.e., stock options and performance shares) that qualify as "performance-based compensation." These incentives qualify as "performance-based compensation" because their value to the executive is determined by either increases in the Company's stock price alone or in combination with the achievement of objective performance goals. The Company does not expect any compensation to be non-deductible for federal income tax purposes.

  The Compensation Committee believes the overall design of the compensation program appropriately links executive and stockholder interests. The Compensation Committee will regularly evaluate the program to ensure continued future alignment.

                                           Compensation and Benefits Committee

                                                     Dr. Joseph J. Sisco -
                                                       Chairman
                                                     Hon. Charles A. Bowsher
                                                     Dr. William R. Harvey
                                                     Stephen R. Wilson

            Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons owning more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of Company Common Stock and derivative securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. All directors and executive officers filed on a timely basis all reports required to be filed in 1999.

                      Compensation of Executive Officers

  The following Summary Compensation Table sets forth the remuneration paid by the Company (i) to the Chairman and Chief Executive Officer of the Company and
(ii) to each of the four other most highly compensated executive officers of the Company during the three fiscal years ended December 31, 1999.

                          Summary Compensation Table

                                                        Securities   Long-Term   All Other
        Name and                                        Underlying   Incentive  Compensation
   Principal Position     Year Salary($)(a) Bonus($)(a) Options(#)   Payouts($)    ($)(b)
------------------------  ---- ------------ ----------- ----------   ---------- ------------
William P. Fricks         1999   $560,000    $850,000     61,040     $1,017,500   $310,915
Chairman and              1998   $540,000    $685,000     68,515            --    $109,850
Chief Executive Officer   1997   $525,000    $      0    272,187(c)         --    $ 68,836

Thomas C. Schievelbein    1999   $381,000    $430,000     28,820     $  543,290   $150,071
Executive Vice President  1998   $365,000    $358,000     35,870            --    $ 84,860
and Chief Operating
 Officer                  1997   $345,000    $ 83,000    125,934(c)         --    $ 43,169

Stephen B. Clarkson       1999   $241,500    $185,000     13,600     $  244,475   $ 49,817
Vice President, General   1998   $231,500    $156,000     16,685            --    $ 37,063
Counsel and Secretary     1997   $222,000    $ 56,000     60,514(c)         --    $ 30,491

Alfred Little, Jr.        1999   $241,500    $194,000     13,600     $  244,475   $ 61,023
Vice President - Human    1998   $231,500    $165,000     16,685            --    $ 42,452
Resources and EH&S        1997   $218,000    $ 55,000     26,400            --    $ 22,693

C. Michael Petters        1999   $215,000    $148,000     13,600     $  142,615   $ 65,521
Vice President and
 General                  1998   $185,000    $120,000     12,250            --    $ 22,406
Manager - Aircraft
 Carriers                 1997   $150,000    $ 73,000     15,400            --    $ 13,102

-------
  (a) Includes amounts contributed by the named executives to the Company's 401(k) and deferred compensation plans in the case of salary, and deferred compensation plan in the case of bonus.

                             Option Grants in 1999

  The following table sets forth the number of stock options to acquire Company Common Stock that were granted in 1999 to the following persons named in the Summary Compensation Table. The Company has not granted any stock appreciation rights.

                                                                                 Potential Realizable Value
                                                                                   at Assumed Annual Rates
                                                                                       of Stock Price
                                                                                   Appreciation for Option
                                           Individual Grants(a)                             Term
                           ----------------------------------------------------- ---------------------------
                           Number of    % of Total
                           Securities    Options
                           Underlying   Granted to   Exercise or
                            Options    Employees in  Base Price
            Name           Granted(#) Fiscal Year(b)  Per Share  Expiration Date      5%            10%
            ----           ---------- -------------- ----------- --------------- ------------- -------------
   William P. Fricks         61,040       12.16%       $32.438       1/3/09      $   1,245,203 $   3,155,585
   Thomas C. Schievelbein    28,820        5.74%       $32.438       1/3/09      $     587,922 $   1,489,908
   Stephen B. Clarkson       13.600        2.71%       $32.438       1/3/09      $     277,437 $     703,079
   Alfred Little, Jr.        13,600        2.71%       $32.438       1/3/09      $     277,437 $     703,079
   C. Michael Petters        13,600        2.71%       $32.438       1/3/09      $     277,437 $     703,079

-------
  (a) All options vest ratably over three years beginning with the first anniversary of the original grant date.

  (b) Based on 501,930 options granted to all employees in 1999.



-------
Footnotes continued from page 10

  (b) The amounts shown in this column for 1999 include the following: amounts contributed by the Company to the Company's 401(k) and deferred compensation plans on behalf of Messrs. Fricks, Schievelbein, Clarkson, Little and Petters were $266,149, $129,235, $33,365, $51,945 and $57,500, respectively, although all amounts contributed are not vested; amounts imputed as income for federal income tax purposes under the Company's group life insurance plan for Messrs. Fricks, Schievelbein, Clarkson, Little and Petters were $9,937, $3,374, $8,700, $1,326 and $2,076, respectively; $3,803 for use of Company property for Mr. Fricks; and dividend equivalents accrued or paid on performance shares held by Messrs. Fricks, Schievelbein, Clarkson, Little and Petters were $31,026, $17,462, $7,752, $7,752 and $5,945, respectively.

  (c) Includes options exchanged for previously held parent company options granted prior to December 11, 1996, when the Company's shares first began trading publicly.

      Aggregate Option Exercises in 1999 and 1999 Year-end Option Values

  The following table provides information as to options exercised by each of the named executive officers of the Company during 1999 and the number of securities underlying unexercised options and the value of unexercised, in-the-money options at fiscal year-end. No options were exercised during 1999 by the individuals named in the Summary Compensation Table. The Company has not granted any stock appreciation rights.

                             Number of Securities
                            Underlying Unexercised   Value of Unexercised In-
                               Options At Fiscal       The-Money Options at
                                  Year-End(#)          Fiscal Year-End($)(a)
                           ------------------------- -------------------------
         Name              Exercisable Unexercisable Exercisable Unexercisable
         ----              ----------- ------------- ----------- -------------
   William P. Fricks         258,391      143,351    $3,100,583    $580,705
   Thomas C. Schievelbein    118,324       72,300    $1,391,444    $308,863
   Stephen B. Clarkson        57,276       33,523    $  675,168    $139,900
   Alfred Little, Jr.         23,162       33,523    $  234,950    $139,900
   C. Michael Petters         24,949       26,900    $  277,263    $ 86,119

--------
  (a) The values shown equal the difference between the exercise price of unexercised in-the-money options and the average of the high and low trading prices of Company Common Stock on December 31, 1999. Options are in the money if the fair market value of the underlying Company Common Stock exceeds the exercise price of the option.

                           Long-Term Incentive Plan

                       Performance Share Awards in 1999

  The following table shows the value of performance shares granted during 1999 under the Company's Stock Ownership or Stock Incentive Plans that are earned pro rata, based on the achievement of aggressive share price targets over a four-to-seven year performance period. The shares were granted to help retain key executives and strengthen the link between executive and stockholder interests.

                                              Performance or
                              Number of     Other Period Until
                           Shares, Units or   Maturation or
            Name           Other Rights(#)        Payout       Threshold Target(#) Maximum Target(#)(a)
            ----           ---------------- ------------------ ------------------- --------------------
   William P. Fricks            41,250         4 to 7 years          10,313               41,250
   Thomas C. Schievelbein       26,565         4 to 7 years           6,641               26,565
   Stephen B. Clarkson          15,315         4 to 7 years           3,829               15,315
   Alfred Little, Jr.           15,315         4 to 7 years           3,829               15,315
   C. Michael Petters           15,315         4 to 7 years           3,829               15,315

--------
  (a) Earned shares will be paid in stock, cash or a combination of cash and stock, at the discretion of the Company. Shares are earned only if the average closing price of Company Common Stock reaches specified share price targets for twenty consecutive trading days. To aid in retention, no shares earned will vest before the expiration of four years from the grant date (August 25, 1999). During this period, the awards are subject to forfeiture, should the named executive officer cease to be employed by the Company, or one of its subsidiaries, other than as a result of death, disability or retirement. The performance period during which the awards may be earned ends on August 25, 2006, whether or not stock price objectives were achieved (any unearned shares are forfeited). Dividend equivalent payments made on unvested awards during 1999 are included in the named executive officers' other compensation for 1999. Awards do not entail voting rights.

  The following table shows the threshold, target and maximum number of shares of Company Common Stock which can be earned based on performance shares granted during 1999. The number of shares earned depends upon the achievement of earnings per share objectives.

                                                                   Estimated Future Payouts
                                                               ---------------------------------
                                              Performance or
                              Number of     Other Period Until
                           Shares, Units or   Maturation or
            Name           Other Rights(#)      Payout(a)      Threshold(#) Target(#) Maximum(#)
            ----           ---------------- ------------------ ------------ --------- ----------
   William P. Fricks            17,950           3 years          5,385      17,950     35,900
   Thomas C. Schievelbein        8,480           3 years          2,544       8,480     16,960
   Stephen B. Clarkson           4,000           3 years          1,200       4,000      8,000
   Alfred Little, Jr.            4,000           3 years          1,200       4,000      8,000
   C. Michael Petters            4,000           3 years          1,200       4,000      8,000

--------
  (a) January 4, 1999 through December 31, 2001.

                               Performance Graph

  The following graph presents a comparison of the cumulative total stockholder return for calendar years ended December 31, 1997, 1998 and 1999 as compared to the Standard & Poors 400 (Midcap) Stock Index and the Standard & Poors Aerospace/Defense 500 Stock Index. The Company is a component of both indices. These figures assume that all dividends paid over the performance period were reinvested, and that the starting value of each index and the investment in Company Common Stock was $100 on December 31, 1996. The graph is not, and is not intended to be, indicative of future performance of Company Common Stock. Performance for years prior to 1997 is not shown, because until December 11, 1996, the Company's shares did not trade publicly.

  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG NEWPORT NEWS SHIPBUILDING INC.,
        S&P 400 (MIDCAP) INDEX AND S&P AEROSPACE/DEFENSE 500 INDEX (a)

                              Pension Plan Table

  The following table sets forth the aggregate estimated annual benefits payable upon normal retirement pursuant to the Company's qualified retirement plan (the "Retirement Plan") and non-qualified benefit restoration plan, based on remuneration that is covered under the plans and years of service with the Company and its subsidiaries.

                             Years of Credited Participation
              --------------------------------------------------------------
Remuneration     5        10       15       20       25       30       35
----------------------------------------------------------------------------
 $  200,000   $ 15,700 $ 31,400 $ 47,100 $ 62,900 $ 78,600 $ 94,300 $110,000
    300,000     23,600   47,100   70,700   94,300  117,900  141,400  165,000
    400,000     31,400   62,900   94,300  125,700  157,100  188,600  220,000
    500,000     39,300   78,600  117,900  157,100  196,400  235,700  275,000
    600,000     47,100   94,300  141,400  188,600  235,700  282,900  330,000
    700,000     55,000  110,000  165,000  220,000  275,000  330,000  385,000
    800,000     62,900  125,700  188,600  251,400  314,300  377,100  440,000
    900,000     70,700  141,400  212,100  282,900  353,600  424,300  495,000
  1,000,000     78,600  157,100  235,700  314,300  392,900  471,400  550,000
  1,100,000     86,400  172,900  259,300  345,700  432,100  518,600  605,000
  1,200,000     94,300  188,600  282,900  377,100  471,400  565,700  660,000
  1,300,000    102,100  204,300  306,400  408,600  510,700  612,900  715,000
  1,400,000    110,000  220,000  330,000  440,000  550,000  660,000  770,000
  1,500,000    117,900  235,700  353,600  471,400  589,300  707,100  825,000
  1,600,000    125,700  251,400  377,100  502,900  628,600  754,300  880,000
  1,700,000    133,600  267,100  400,700  534,300  667,900  801,400  935,000

  The benefits set forth above are computed as a straight life annuity and are based on years of participation in the Retirement Plan and the employee's five-year average base salary plus five-year average short-term incentive compensation (using zero for years prior to 1998).

  The Company sponsors a supplemental plan and other arrangements (such as employment agreements) that provide minimum pension benefits for certain employees, including the CEO, on or after age 55 with certain minimum service requirements. Plan compensation is a three-year average of base pay, plus a three-year average of short-term incentive compensation (generally using zero for years prior to 1998).

  Benefits are subject to an offset for benefits accrued under the Company's former parent's retirement plan but are not subject to any reduction for Social Security.

  The number of credited years of participation for Messrs. Fricks, Schievelbein, Clarkson, Little and Petters are 37, 11, 8, 12 and 12, respectively.

           Employment Agreements and Change-in-Control Arrangements

  The Company has an employment agreement with Mr. Fricks for a term ending December 12, 2000. Effective January 1, 2000, Mr. Fricks will be paid a base salary of $610,000. Mr. Fricks' base salary is subject to such adjustments as may, from time to time, be approved by the Compensation Committee of the Board of Directors. Mr. Fricks also receives annual financial planning services and retirement and other benefits. The agreement provides that, upon Mr. Fricks' separation from the Company, he will receive career transition assistance of up to $75,000. Upon involuntary termination, or if the term of the agreement is not extended, the Company will pay Mr. Fricks a severance benefit in an amount equal to three times the sum of his then-current base salary and the greater of (a) his target bonus for the calendar year in which termination occurs or (b) his most recent awarded bonus.

  Subject to approval of the Board of Directors, Mr. Fricks' outstanding restricted stock, stock option and performance share awards will vest and/or become exercisable in the event of his involuntary termination or if the term of the agreement is not extended. The agreement includes a supplemental executive retirement plan (SERP) that provides for certain retirement benefits.

  The Company also has an employment agreement with Mr. Schievelbein for a three-year term commencing June 1, 1998. Effective January 1, 2000, Mr. Schievelbein will be paid a base salary of $410,000. Mr. Schievelbein's base salary is subject to such adjustments as may, from time to time, be approved by the Compensation Committee of the Board of Directors. Mr. Schievelbein also receives annual financial planning services and retirement and other benefits. The agreement provides that, upon Mr. Schievelbein's separation from the Company, he will receive career transition assistance of up to $50,000. Upon involuntary termination, or if the term of the agreement is not extended, the Company will pay Mr. Schievelbein a severance benefit in an amount equal to two times his total cash compensation (base salary plus targeted bonus) in effect on the date of termination.

  In addition, subject to the approval of the Compensation Committee of the Board of Directors, outstanding restricted stock, stock option and performance share awards held by Mr. Schievelbein will vest and/or become exercisable in the event of his involuntary termination or if the term of his agreement is not extended. The agreement also includes a supplemental executive retirement plan (SERP) that provides for certain retirement benefits.

  The Company has established a severance plan for the benefit of certain employees and officers whose positions are terminated under certain circumstances following a change in control of the Company. Under the severance plan, key executives of the rank of Senior Vice President and above, as well as certain other officers, would receive three times the sum of their annual salary and the greater of their average bonus awards, together with any special awards, over the last three years or their targeted bonus in effect at the time of the change in control, if they are terminated within three years of a change in control. Certain other key employees would receive two times the sum of their annual salary and the greater of their average bonus awards, together with any special awards, over the last three years or their targeted bonus in effect at the time of the change in control, if they are terminated within three years of a change in control.

                             Certain Transactions

  Governor Baliles, a director of the Company, is a partner in the law firm of Hunton & Williams. Hunton & Williams provided legal services to the Company during the last fiscal year.

     PROPOSAL TO APPROVE INCREASE IN SHARE AUTHORIZATION FOR THE EMPLOYEE
            STOCK PURCHASE AND ACCUMULATION PLAN BY 200,000 SHARES
                                 (PROPOSAL 2)

  The Company proposes that the stockholders approve an increase in the share authorization for the Employee Stock Purchase and Accumulation Plan ("Stock Purchase Plan"). On February 1, 2000, subject to stockholder approval, the Board of Directors approved a resolution to increase the number of shares available for issuance under the Stock Purchase Plan by an additional 200,000 shares of Company Common Stock, subject to future adjustment as provided in the Stock Purchase Plan. The Board believes this increase is necessary in order to make shares available for future purchases by the Company's employees under the Stock Purchase Plan. It is anticipated that, at the current rate of usage, all of the shares presently available for issuance under the Stock Purchase Plan will be exhausted by October 2000.

  The increase in shares for the Stock Purchase Plan is being presented to the stockholders of the Company for approval to enable such plan to qualify under
Section 423 of the Tax Code. A discussion of the tax consequences under the Stock Purchase Plan is set forth below.

                      Summary of the Stock Purchase Plan

  The following paragraphs summarize the principal features of the Stock Purchase Plan. This summary is subject to the terms of the Stock Purchase Plan. The Company will provide, upon request and without charge, a copy of the full text of the Stock Purchase Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Stephen B. Clarkson, Secretary, Newport News Shipbuilding Inc., 4101 Washington Avenue, Newport News, Virginia 23607.

  Purpose. The purpose of the Stock Purchase Plan is to permit employees of the Company to purchase and accumulate stock in the Company over a period of time at a discount in order to continue to attract and retain for the long term a group of dedicated and reliable employees. In the opinion of the Board of Directors, the Stock Purchase Plan provides an attractive incentive to employees and promotes greater interest by such employees in the future growth and success of the Company.

  Term. The Stock Purchase Plan was adopted effective April 1, 1997 and was amended and restated effective January 1, 1998. The Initial Offering Period (as defined by the plan) commenced on April 1, 1997 and ended December 31, 1997. Subsequent to the Initial Offering Period, the plan provides for four consecutive, one-year Offering Periods (as defined by the plan), commencing on January 1 of each calendar year and ending on December 31 of the same calendar year.

  Administration. The Stock Purchase Plan is administered by the Compensation Committee. The Compensation Committee has authority to establish rules and regulations for the administration of the Stock Purchase Plan, and its interpretations and decisions with regard to the plan are final.

  Participation. Participation in the Stock Purchase Plan is open to all active employees of the Company and its Subsidiaries (as defined by the plan). At March 1, 2000, approximately 17,300 persons were eligible to participate in the Stock Purchase Plan; however, no employee is eligible who would own, after purchasing Company Common Stock under the plan, shares of capital stock of the Company equaling 5% or more of the total combined voting stock of the Company.

  Shares Available For Issuance. The proposed amendment would increase the total number of shares of Company Common Stock authorized for issuance under the Stock Purchase Plan by 200,000, to 1,650,000 shares. Such shares will consist of treasury shares or authorized and unissued shares of Company Common Stock. Currently, approximately 195,000 shares of Company Common Stock remain available for issuance under the Stock Purchase Plan. Upon approval of the proposed increase, approximately 395,000 shares will be available for issuance under the Stock Purchase Plan.

  Purchase Of Company Common Stock. As of each Grant Date (as defined by the plan), eligible employees are entitled to allocate payroll deductions ranging from a minimum of $10 per month up to an overall annual maximum amount of $21,250. Participants' payroll deductions are invested in shares of Company Common Stock on the last business day of each calendar quarter (the "Exercise Date"). Shares are purchased from the Company at 85% of the lower of the Fair Market Value (as defined by the plan) of Company Common Stock on (i) the Grant Date for the particular quarter or (ii) the Exercise Date for the quarter. Shares purchased under the Stock Purchase Plan on an Exercise Date must be held in the employee's account until two years from the Exercise Date.

  Termination Of Participation. Participation in the Stock Purchase Plan is canceled (i) at any time upon the election of the employee or (ii) on the date that such person ceases to be an employee of the Company or any of its Subsidiaries. Any funds deposited by the employee prior to such cancellation are used to purchase stock on the next Exercise Date. An employee who elects to cancel participation may not rejoin the Stock Purchase Plan until the next Offering Period.

  Transferability. The rights of employees participating in the Stock Purchase Plan are not transferable other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee or by the employee's guardian or legal representative. No rights or payroll deductions of a participating employee are subject to execution, attachment, levy, garnishment or similar process.

  Amendment. The Board of Directors of the Company may amend, suspend or terminate the Stock Purchase Plan at any time; provided, however, that no amendment may increase or decrease the number of shares authorized for issuance under the plan, except as provided by its terms. In addition, except to conform the plan to the requirements of the Tax Code, no amendment may (i) change the formula for determining the Exercise Price per share, (ii) withdraw the administration of the plan from the Committee, (iii) affect the rights of participating employees to purchase stock on an Exercise Date with funds previously credited to Plan Accounts (as defined by the plan) or (iv) cause the Stock Purchase Plan not to meet the requirements of Section 423(b) of the Tax Code.

                    Tax Aspects of the Stock Purchase Plan

  The following discussion of certain federal income tax consequences of the Stock Purchase Plan is based on the Tax Code provisions in effect on the date of this proxy statement, current regulations thereunder and existing administrative rulings of the Internal Revenue Service. The discussion is limited to United States tax consequences. Tax consequences may vary depending on the personal circumstances of individual employees.

  If the amendment to the Stock Purchase Plan is approved by the stockholders at the Annual Meeting, the additional shares available under the Stock Purchase Plan will qualify under Section 423 of the Tax Code. As such, the amount of the discount will not be taxed until the employee disposes of the stock, and the determination of the ordinary and capital portion of the resulting gain or loss will depend on the length of time the employee held the stock. The Company will be entitled to a deduction equal to the amount of the employee's ordinary income if the disposition occurs within two years of the applicable Grant Date; otherwise the Company will have no tax consequences.

                             Current Participation

  The 2000 enrollment period for the Stock Purchase Plan ended on November 30, 1999, and 3,498 employees elected to participate in the plan. The Company is unable to determine prospective benefits that may be received by participants in the Stock Purchase Plan.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE STOCK PURCHASE PLAN BY 200,000 SHARES.

  PROPOSAL TO APPROVE INCREASE IN SHARE AUTHORIZATION FOR THE 1997 STOCK PLAN
                        FOR DIRECTORS BY 125,000 SHARES
                                 (PROPOSAL 3)

  The Company proposes that the stockholders approve an increase in the share authorization for the 1997 Stock Plan for Directors of Newport News Shipbuilding Inc. ("Director Stock Plan"). On March 23, 2000, subject to stockholder approval, the Board of Directors approved a resolution to increase the number of shares available for issuance under the Director Stock Plan by an additional 125,000 shares of Company Common Stock, subject to future adjustment as provided in the Director Stock Plan. The Board believes this increase is necessary in order to make shares available for future grants to the Company's directors under the Director Stock Plan. It is anticipated that, at the current rate of usage, all of the shares presently available for issuance under the Director Stock Plan will be exhausted by January 2001.

                      Summary of the Director Stock Plan

  The following paragraphs summarize the principal features of the Director Stock Plan. This summary is subject to the terms of the Director Stock Plan. The Company will provide, upon request and without charge, a copy of the full text of the Director Stock Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Stephen B. Clarkson, Secretary, Newport News Shipbuilding Inc., 4101 Washington Avenue, Newport News, Virginia 23607.

  Purpose. The purpose of the Director Stock Plan is to competitively compensate the Company's directors for their service on the Board of Directors in order to continue to attract and retain qualified, capable and experienced directors. In addition, the Board of Directors believes that director ownership of shares of Company Common Stock granted under the Director Stock Plan will align the interests of individual directors with the interests of the Company's stockholders and enable the directors to participate in the future growth and success of the Company.

  Term. The Director Stock Plan was adopted effective December 11, 1996, and was amended on March 27, 1997, October 20, 1997, and December 18, 1998.

  Administration. The Director Stock Plan is administered by the Compensation Committee. The Compensation Committee has authority to establish administrative guidelines and practices for the administration of the Director Stock Plan, and its interpretations and decisions with regard to the plan are final.

  Participation. Awards under the Director Stock Plan are made only to non-employee directors. Employee directors are not eligible to receive awards under the Director Stock Plan. Six current directors are eligible to receive awards and have received awards under the Director Stock Plan.

  Awards. The Director Stock Plan permits grants of the following types of
Awards: (i) options, including non-qualified stock options, and (ii) restricted stock. Under the plan, directors receive 2,000 options upon election to the Board and thereafter 2,000 options annually. The plan also provides that newly-elected directors receive a one-time grant of 1,000 shares of restricted stock on the date of the Annual Meeting. Directors also receive 50% of the first $25,000 of their annual retainer in shares of restricted stock. Retainer amounts in excess of $25,000 may also be paid in restricted stock, at the discretion of the Committee. All Awards are evidenced by an Award Agreement which sets out the details, terms, conditions and limitations applicable to such Award.

  Stock Options. The Director Stock Plan provides that the option price pursuant to which Company Common Stock may be purchased will be not less than 100% of the fair market value of the Company Common Stock on the date the stock option is awarded. The term of each stock option is fixed by the plan and evidenced in an Award Agreement. Payment of the option price may be made in (i) cash, (ii) through the delivery of shares of Company Common Stock having a fair market value on the exercise date equal to the option price,
(iii) a
combination of cash and shares or (iv) through simultaneously exercising stock options and selling a portion of the shares of Company Common Stock acquired thereby and applying the proceeds to the option price.

  Restricted Stock. The Director Stock Plan provides that the initial grant of 1,000 shares of restricted stock vests upon the director's death, disability or retirement from the Board after reaching the mandatory retirement age established under the Company's bylaws. The plan further provides that the restricted stock granted as part of the annual retainer shall vest at a rate of one-third annually, on each anniversary of the grant date. Further terms and conditions regarding the restricted stock awards are set forth in an Award Agreement, and may include the manner in which the restricted stock is held, the extent to which the holder of shares has the rights of a stockholder, and the circumstances under which such shares will be forfeited. None of the shares subject to a restricted stock award may be assigned, transferred, pledged or sold by the participant until the termination or earlier lapse of restrictions relating thereto.

  Plan Benefits. Only six non-employee directors, Messrs. Baliles, Edney, Harvey, Bowsher, Sisco and Wilson, are eligible to participate, and do participate, in the Director Stock Plan. The current annual retainer for the Company's non-employee directors is $28,000, of which $15,500 is currently paid in restricted stock, having an aggregate dollar value of $93,000, under the Director Stock Plan. The actual number of shares of restricted stock issued under the Director Stock Plan to each non-employee director as part of his annual retainer is calculated based on the closing price of the Company's Common Stock on the date of the Annual Meeting. For example, under the Director Stock Plan, assuming a closing price of $28.00 for the Company's Common Stock on the date of the Annual Meeting, each non-employee director will receive approximately 554 shares of restricted stock. All non-employee directors as a group would receive a total of 3,324 shares. Under the Director Stock Plan, each non-employee director also receives an annual 2000 share option grant. Thus the aggregate grant, to all non-employee directors as a group, totals options to purchase 12,000 shares of Company Common Stock.

                    Tax Aspects of the Director Stock Plan

  Federal Income Tax Consequences. The rules governing the tax treatment of stock options and restricted stock are quite technical. Therefore, the description of the federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. The discussion is based on the Tax Code provisions in effect on the date of this proxy statement, current regulations thereunder and existing administrative rulings of the Internal Revenue Service. The discussion is limited to United States tax consequences. Tax consequences may vary depending on the personal circumstances of individual participants.

  Non-Qualified Stock Options. With respect to non-qualified stock options, generally, the participant will recognize no taxable income at the time of grant. Upon exercise of a non-qualified stock option, the participant will recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The participant will recognize as a capital gain or loss any profit or loss realized on the sale or exchange of any shares disposed of or sold. The Company will be entitled to deduct an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise.

  Restricted Stock. A participant granted shares of restricted stock is not required to include the value of such shares in income until the first time such participant's rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless such participant timely files an election under Tax Code Section 83(b) to be taxed on the receipt of the shares. In either case, the amount of such income will be equal to the excess of the fair market value of the stock at the time the income is recognized over the amount (if any) paid for the stock. The Company will generally be entitled to a deduction, in the amount of the ordinary income recognized by the participant, for the Company's taxable year in which the participant recognizes such income.

  Shares Available For Issuance. The proposed amendment would increase the total number of shares of Company Common Stock authorized for issuance under the Director Stock Plan by 125,000, to 200,000 shares. Such shares will consist of treasury shares or authorized and unissued shares of Company Common Stock. Currently, approximately 12,000 shares of Company Common Stock remain available for issuance under the Director Stock Plan. Upon approval of the proposed increase, approximately 137,000 shares will be available for issuance under the Director Stock Plan.

  Amendment. The Board of Directors of the Company may amend, suspend or terminate the Director Stock Plan at any time; provided, however, that no amendment requiring stockholder approval shall have an effective date that precedes such approval.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3 TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE DIRECTOR STOCK PLAN BY 125,000 SHARES.

                             SELECTION OF AUDITORS
                                 (PROPOSAL 4)

  The Board of Directors has appointed Arthur Andersen LLP to serve as the independent certified public accountants of the Company and its subsidiaries for 2000. Although the appointment of Arthur Andersen LLP is not required to be submitted to the stockholders for approval, the Board of Directors has elected to solicit the stockholders' views on the matter. Stockholders are requested to ratify this appointment. In the event of a negative vote by the stockholders, the Board of Directors intends to reconsider its decision. Representatives of Arthur Andersen LLP are expected to be present at the meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 4 TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 2000.

            STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE
                      2001 ANNUAL MEETING OF STOCKHOLDERS

  Any proposal submitted by a stockholder for inclusion in the proxy materials for the Annual Meeting of Stockholders in 2001 must be delivered to the Secretary of the Company at its principal executive offices at 4101 Washington Avenue, Newport News, Virginia 23607, not later than March 9, 2001.

  The Company's bylaws establish advance notice procedures for stockholders to make nominations for candidates for election as directors or to bring other business before an Annual Meeting of Stockholders (the "Advance Notice Procedure"). The Advance Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors or by a person who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected will be eligible for election as directors of the Company. The Advance Notice Procedure also provides that at an Annual Meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. For a stockholder notice to be timely it must be received by the Secretary of the Company at the Company's principal executive offices not later than the close of business on the 70th day nor earlier than the close of business on the 90th day prior to the anniversary of the preceding year's Annual Meeting. In the event that the date of an Annual Meeting is more than 20 days before or more than 70 days after the anniversary date of the prior year's Annual Meeting, to be considered timely, notice by a stockholder must be delivered to the Corporate Secretary not sooner than the close of business on the 90th day prior to the upcoming Annual Meeting and not later than the close of business on the later of either the 70th day prior to the upcoming Annual Meeting or the 10th day following the day on which the Company first publicly announces the date of the upcoming Annual Meeting in a press release that is reported by the Dow Jones News Service, the Associated Press or any comparable national news service or in a document such as a proxy statement, registration statement, annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K publicly filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act").

  A stockholder's notice proposing to nominate a person for election as a director must set forth (a) all information relating to the nominee that is required to be disclosed in a solicitation of proxies for election of directors in an election contest, or is otherwise required under Regulation 14A under the Exchange Act (and the nominee's written consent to being named in the proxy statement as a nominee and to serve as a director if elected),
(b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and record address of the stockholder proposing the nomination, as they appear in the Company's books, and such beneficial owner, if any, (ii) the class and number of shares of the Company's stock that are beneficially owned by the stockholder, and such beneficial owner, if any, (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the meeting to propose the nomination and (iv) a representation whether or not the stockholder or such beneficial owner, if any, intends or is part of a group that intends to (a) deliver a proxy statement and form of proxy to holders of at least the percentage of the Company's outstanding stock required to elect the nominee and/or (b) otherwise solicit proxies from stockholders in support of the nomination. In addition, the Company may require any proposed nominee to furnish other information that is reasonably necessary in order for the Company to determine the eligibility of the proposed nominee to serve as a director of the Company.

  A stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, (a) a reasonably complete and specific description of the business desired to be brought before the Annual Meeting and the reasons for conducting that business at the Annual Meeting, and in the event that such business includes a proposal to amend the bylaws of the Company, the language of the proposed amendment,
(b) the name and record address of the stockholder proposing the business, as they appear in the Company's books, and of the beneficial owner, if any, on whose behalf the proposal is being made, (c) the class and number of shares of the Company that are beneficially owned by the stockholder, and by such beneficial owner, if any, (d) a description of any important interest of the stockholder and such beneficial owner, if any, in the business being proposed,
(e) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business and (f) a representation whether or not the stockholder or such beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company's outstanding stock that is required to approve or adopt the proposal and/or otherwise solicit proxies from stockholders in support of the proposal.

  If the chairman of the meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with these Advance Notice Procedures, the chairman may declare the nomination or other business out of order and it will not be considered further.

                                 OTHER MATTERS

  As of the date of this proxy statement, management knows of no business that will be presented for consideration at the Annual Meeting of Stockholders other than that stated herein. As to other business, if any, and matters incident to the conduct of the meeting that may properly come before the meeting, it is intended that proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies.

  Whether or not you expect to attend the Annual Meeting in person, you are requested to mark, date and sign the enclosed proxy card and return it to the Company in the enclosed envelope, or grant your proxy by telephone or Internet, as explained on the proxy card.

  If you choose to mail in your proxy card, please sign it exactly as your name appears on the card.

  You may revoke your proxy by delivering a written notice of revocation or a later dated proxy to Stephen B. Clarkson, the Secretary of the Company, at its principal executive offices at 4101 Washington Avenue, Newport News, Virginia 23607, at any time before the proxy is exercised, or by attending the Annual Meeting and voting in person.

                                      /s/ Stephen B. Clarkson
                                      Stephen B. Clarkson
                                      Vice President, General Counsel and
                                       Secretary

April 12, 2000

                             [Logo appears here]

                        NEWPORT NEWS SHIPBUILDING INC.

                   Proxy Solicited by the Board of Directors
                      for the Annual Meeting May 18, 2000

P The undersigned hereby appoints William P. Fricks, Stephen B. Clarkson, James J. Gildea and Dean C. Berry, severally and not jointly, proxies,
R with full power of substitution in each, to vote, as designated below, all shares of Common Stock of NEWPORT NEWS SHIPBUILDING INC. owned of record by
O the undersigned, and which the undersigned is entitled to vote, on all matters which may come before the Annual Meeting of Stockholders to be
X held on May 18, 2000, at the Richmond Marriott Hotel, 500 East Broad Street, Richmond, Virginia 23219, at 10:00 a.m., local time, and any
Y adjournments or postponements thereof, unless otherwise specified herein. Change of Address:

                                            ------------------------------------
                                            ------------------------------------
                                            ------------------------------------
                                            ------------------------------------
                                            (If you have written a change of
                                            address in the above space, please
                                            mark the corresponding box on the
                                            reverse side of this card.)


Your vote is very important. You are encouraged to specify your choices by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box, if you wish to vote in accordance with the Board of Directors' recommendation. The proxies cannot vote your shares unless you sign and return this card or submit your proxy via telephone or the Internet, as instructed below.
                                                                   -------------
                                                                   |SEE REVERSE|
                                                                   |   SIDE    |
                                                                   -------------


                             FOLD AND DETACH HERE


[NEWPORT NEWS SHIPBUILDING LOGO]

                               ADMISSION TICKET
                        ANNUAL MEETING OF STOCKHOLDERS

If you plan to attend the 2000 Annual Meeting of Stockholders, please mark the appropriate box on the reverse of the attached proxy card. The meeting will be held on Thursday, May 18, 2000, at the Richmond Marriott Hotel, 500 East Broad Street, Richmond, Virginia, 23219. The meeting will begin promptly at 10:00 a.m. local time.

           TO AVOID DELAY AT THE ENTRANCE, PLEASE PRESENT THIS TICKET



                                     AGENDA

1.  Re-elect three Class I directors to the Company's Board of Directors.
2. Amend the Company's Employee Stock Purchase & Accumulation Plan to increase shares available by 200,000.
3. Amend the Company's 1997 Stock Plan for Directors to increase shares available by 125,000.
4.  Ratify Arthur Andersen LLP as the Company's Independent Accountants for
    2000.
5.  TRANSACT SUCH OTHER BUSINESS AS SHALL BE PROPERLY BROUGHT BEFORE THE
    MEETING.



It is important that your shares be represented at the meeting. Whether or not you intend to attend the meeting in person, to make sure your shares are represented, we urge you to complete, sign and mail the proxy card or vote your shares via telephone or the Internet.

[X] Please mark your
    votes as in this example.


--------------------------------------------------------------------------------
  The Board of Directors of Newport News Shipbuilding Inc. recommends that you vote FOR the following proposals.
--------------------------------------------------------------------------------





                 FOR   WITHHELD    Nominees for Class I:                                                  FOR      AGAINST   ABSTAIN
1. Election of                     01. William P. Fricks    2.  To increase by 200,000 the number of      [  ]      [  ]       [  ]
   Directors     [  ]    [  ]      02. William R. Harvey        shares authorized for issuance under
                                   03. Stephen R. Wilson        the Newport News Employee Stock
                                                                Purchase and Accumulation Plan.

For, except vote withheld from the following                3.  To increase by 125,000 the number of       [  ]      [  ]       [  ]
nominee(s):                                                     shares authorized for issuance under
 _____________________________                                  the 1997 Stock Plan for Directors of
                                                                Newport News Shipbuilding Inc.

                                                            4.  To ratify the appointment by the Board    [  ]      [  ]       [  ]
                                                                of Directors of Arthur Andersen LLP as
                                                                Newport News' independent
                                                                accountants for 2000.



                                                            This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no directions are given, this proxy will be voted FOR Proposals Nos. 1 through 4. The proxy holders named above will vote in their discretion on any other matter that may properly come before the meeting.


                                                                                               Change of address on       [  ]
                                                                                               reverse side


                                                                                               I plan to attend the       [  ]
                                                                                               Annual Meeting


SIGNATURE(S)__________________________________________DATE_____________________________________________
NOTE: Please sign exactly as name appears hereon. If more than one owner, each  must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



                                                       FOLD AND DETACH HERE




Dear Share Owner:

Newport News Shipbuilding Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can submit a proxy electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

To submit a proxy electronically you must use the voter control number. The voter control number is the series of numbers printed in the box above, just below the perforation. This voter control number must be used to access the system.


1.  To submit a proxy over the Internet:

    o Log on to the Internet and go to the web site http://www.eproxyvote.com/nns

2.  To submit a proxy over the telephone:

    o On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week.

Your electronic proxy authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to submit a proxy electronically, there is no need for you to mail back your proxy card.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.